INDEPENDENT AUDITORS REPORT

To the Board of Trustees and Shareholders of Churchill Cash Reserves Trust:

     We have audited the accompanying statement of assets and liabilities of Churchill Cash Reserves Trust, including the statement of investments, as of September 30, 1995, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Trusts management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1995, by correspondence with the custodian. An audit also includes assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Churchill Cash Reserves Trust as of September 30, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with generally accepted accounting principles.

                                           KPMG Peat Marwick LLP
New York, New York
October 25, 1995

                                    CHURCHILL CASH RESERVES TRUST
                                      STATEMENT OF INVESTMENTS
                                         SEPTEMBER 30, 1995
FACE
AMOUNT        COMMERCIAL PAPER (84.7%)                               VALUE
              Automotive (4.1%)
6,000,000     General Motors Acceptance Corp., 5.770%, 10/02/95      5,999,038
              Banking (12.6%)
6,000,000     Barnett Banks, Inc., 5.790%, 10/04/95                  5,997,105
6,500,000     Chemical Banking Corp., 5.710%, 11/06/95               6,462,885
6,000,000     Great Western Bank, FSB, 5.770%, 10/10/95              5,991,345

                                                                    18,451,335
              Communications (4.1%)
6,000,000     NYNEX Corp., 5.780%, 10/19/95                          5,982,660

              Computers (8.9%)
6,500,000     CSC Enterprises, 5.770%, 10/12/95                      6,488,540
6,500,000     IBM Credit Corp., 5.700%, 11/17/95                     6,451,629
                                                                    12,940,169
              Construction (4.4%)
6,500,000     Caterpillar Financial Services Corp., 5.720%,10/25/95  6,475,213

              Electric And Gas Utility (12.4%)
7,500,000     CSW Credit, Inc., 5.750%, 10/16/95                     7,482,031
6,020,000     James River Cogeneration Co., 5.740%, 10/26/95         5,996,004
4,600,000     Public Service Electric & Gas Co., 5.780%, 10/23       4,583,752
                                                                    18,061,787

              Finance (17.8%)
7,000,000     ABS Commercial Paper Inc., 5.820%, 10/11/95            6,988,684
7,000,000     Ciesco L.P., 5.700%, 10/06/95                          6,994,458
6,000,000     Madison Funding Corp., 5.800%, 10/04/95                5,997,100
6,000,000     Preferred Receivables Funding Corp., 5.730%, 10/16/95  5,985,675

                                                                    25,965,917
              Leasing (8.5%)
6,500,000     International Lease Finance Corp., 5.720%, 10/2        6,477,279
6,000,000     USL Capital Corp., 5.740%, 10/19/95                    5,982,780

                                                                    12,460,059
              Natural Resources (4.4%)
6,500,000     Hanson Finance (U.K.) PLC, 5.680%, 11/02/95            6,467,182

              Oil (3.4%)
5,000,000     Pemex Capital, Inc., 5.700%, 11/21/95                  4,959,625


                                  CHURCHILL CASH RESERVES TRUST
                                     STATEMENT OF INVESTMENTS


Face
Amount                COMMERCIAL PAPER (CONTINUE                    Value
                      Real Estate (4.1%)
$ 6,000,000           Countrywide Funding Corp., 5.800%, 10/12/95  $ 5,989,367

                      Total Commercial Paper                       123,752,352

                      REPURCHASE AGREEMENTS (14.4%)
7,002,200             Barclays de Zoete Wedd Securities Inc.,
                       6.000%, 10/02/95                              7,002,200
                      (Proceeds of $7,005,701 to be received at
                      maturity)
                      Collateral: $7,047,000 U.S. Treasury Notes,
                      6.125%, due 07/31/96 (Collateral
                      Market Value $7,070,123)
14,000,000            Donaldson, Lufkin & Jenrette Securities
                       Corp., 6.150%, 10/02/95                      14,000,000
                      (Proceeds of $14,007,175 to be received at
                      maturity)
                      Collateral: $14,384,000 U.S. Treasury Bills,
                      due 11/16/95
                      (Collateral Market Value  $14,321,243)
                      Total Repurchase Agreements
                                                                    21,002,200

                      Floating Rate Demand Note (1.3%)
2,000,000             Bank Of New York, 5.470%, 01/12/96
                      (RESETS WEEKLY - NEXT RESET 10/04/95)          2,000,000
                      Total Floating Rate Demand Notes
                                                                     2,000,000
                      Total Investments  100.4% (cost
                        $146,754,552*)                             146,754,552
                      Liabilities in excess of other assets (0.4%)
                      (624,886)

                      Net Assets - 100%                           $146,129,666

     (*) Cost for Federal income tax purposes is identical.


                     See accompanying notes to financial statements.

                                     CHURCHILL CASH RESERVES TRUST
                                STATEMENT OF ASSETS AND LIABILITIES

                                         SEPTEMBER 30, 1995


ASSETS
Investments at value (cost-$146,754,552)                    $146,754,552
Interest receivable                                               32,495
Other assets                                                      17,963
Total assets                                                 146,805,010

LIABILITIES
Dividends payable                                                621,501
Adviser and Administrator fees payable                            36,425
Accrued expenses                                                  17,418
Total liabilities                                                675,344

NET ASSETS (equivalent to $1.00 per share on
  146,129,666 shares outstanding)                           $146,129,666

Net Assets consist of:

Capital Stock - Authorized an unlimited
  number of shares, par value $.01 per share                  $ 1,461,297
Additional paid-in capital                                   $146,668,369

                                                             $146,129,666



                     See accompanying notes to financial statements.

                                   CHURCHILL CASH RESERVES TRUST
                                       STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED SEPTEMBER 30, 1995



Investment Income:
     Interest income                                              $10,386,955
Expenses:
     Investment Adviser fees (note B )         $466,296
     Administrator fees (note B)                425,585
     Legal fees                                  49,804
     Custodian fees                              47,973
     Trustees fees and expenses                  43,749
     Audit and accounting fees                   23,300
     Registration fees and dues                   8,893
     Transfer and shareholder
       servicing agent fees                       8,624
     Shareholders reports and
       proxy statements                           6,833
     Insurance                                    4,766
     Miscellaneous                               20,608

                                              1,106,431

Investment Advisory fees
  waived (note B)                              (48,089)
Administration fees waived
  (note B)                                     (21,561)
     Net expenses                                                 1,036,781
     Net investment income                                       $9,350,174



                      See accompanying notes to financial statements.

                                 CHURCHILL CASH RESERVES TRUST
                             STATEMENTS OF CHANGES IN NET ASSETS






                                                   Year Ended     Year Ended
                                                   September      September
                                                   30, 1995       30, 1994

FROM INVESTMENT ACTIVITIES:
Net investment income                              $9,350,174     $6,891,934
Dividends to shareholders ($0.0526 and
   $0.0319 per share, respectively)                (9,350,174)    (6,891,934)
Change in net assets derived from
   investment activities                                 -            -




FROM TRUST SHARE TRANSACTIONS:


                                   SHARES
                           Year Ended    Year Ended
                           September     September
                           30, 1995      30, 1994

Shares sold                564,447,918      759,187,430    564,447,918    759,187,430
Shares redeemed           (605,946,746)    (758,836,381)  (605,946,746)      (758,836,381)
Shares reinvested                2,081            1,034          2,081              1,034
Increase (decrease)
  in shares and net
  assets derived from
  Trust share
  transactions            (41,496,747)          352,083    (41,496,747)           352,083
Net increase (decrease)
  in net assets                                            (41,496,747)           352,083

NET ASSETS:
  Beginning of year                                         187,626,413      187,274,330
  End of year                                              $146,129,666     $187,626,413


                              See accompanying notes to financial statements.

                CHURCHILL CASH RESERVES TRUST
                NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Churchill Cash Reserves Trust (the Trust), a diversified, open-end investment company, was organized on January 4, 1985, as a Massachusetts business trust and is authorized to issue an unlimited number of shares. The Trust commenced operations on July 9, 1985.

     The following is a summary of significant accounting policies followed by the Trust in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles for investment companies.

(1) Portfolio valuation: The Trusts portfolio securities are valued by the amortized cost method permitted in accordance with Rule 2a-7 under the Investment Company Act of 1940 (the 1940 Act), which, after considering accrued interest thereon, approximates market. Under this method, a portfolio security is valued at cost adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are included in interest income.

(2)  Securities transactions and related investment income:
     Securities transactions are recorded on the trade date. Realized gains and losses from securities transactions are reported on the identified cost basis. Interest income is recorded daily on the accrual basis and is adjusted for amortization of premiums and accretion of discounts as discussed in the preceding paragraph.

(3) Federal income taxes: It is the policy of the Trust to qualify as a regulated investment company by complying with the provisions of the Internal Revenue Code applicable to certain investment companies. The Trust intends to make distributions of income and securities profits sufficient to relieve it from all, or substantially all, Federal income and excise taxes.

(4) Repurchase agreements: It is the Trusts policy to monitor closely the creditworthiness of all firms with which it enters into repurchase agreements, and to take possession of, or otherwise perfect its security interest in, securities purchased under agreements to resell. The securities purchased under agreements to resell are marked to market every business day so that the value of the collateral is at least equal to the value of the loan (repurchase agreements being defined as loans in the 1940 Act), including the accrued interest earned thereon, plus sufficient additional market value as is considered necessary to provide a margin of safety.

NOTE B - MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES:

     Under an Investment Advisory Agreement, Banc One Investment Advisors Corporation (the Adviser) became Adviser to the Trust, effective July 19, 1995. In this role, the Adviser supervises the investments and provides various services to the Trust for which it is entitled to receive a fee which is payable monthly and computed as of the close of business each day at the annual rate of 0.33 of 1% of the average daily net assets of the Trust. This new Investment Advisory Agreement replaced the former Investment Advisory Agreement with PNC Bank, Kentucky, Inc. Under the prior agreement, the Adviser was entitled to receive payment at the annual rate of 0.25 of 1% of the Trusts average daily net assets for their investment supervision services which also included maintenance of the Trusts accounting books and records.

                  CHURCHILL CASH RESERVES TRUST
              NOTES TO FINANCIAL STATEMENTS (continued)

     The Trust also has an Administration Agreement with its founder and sponsor, Aquila Management Corporation (the Administrator). Under this Agreement, the Administrator provides all administration services, other than those relating to the management of the Trusts investments. Since July 19, 1995, the Administrator also undertook maintenance of the Trusts accounting books and records, which had previously been the responsibility of the former Adviser. For its services, the Administrator is entitled to receive a fee which is payable monthly and computed as of the close of business each day at the annual rate of 0.17 of 1% of the average daily net assets of the Trust. Prior to July 19, 1995 the fee to which the Administrator was entitled for its services was 0.25 of 1% of the average daily net assets of the Trust.

     Specific details as to the nature and extent of the services provided by the Adviser and the Administrator are more fully defined in the Trusts Propectus and Statement of Additional
Information.

     The Adviser and the Administrator each agree that the above fees shall be reduced, but not below zero, by an amount equal to its proportionate share (determined on the basis of the respective fees computed as described above) of the amount, if any, by which the total expenses of the Trust in any fiscal year, exclusive of taxes, interest and brokerage fees, shall exceed the lesser of (i) 2.5% of the first $30 million of average net assets of the Trust plus 2% of the next $70 million of such assets plus 1.5% of its average annual net assets in excess of $100 million, or (ii) 25% of the Trusts total annual investment income. No such reduction in fees was required during the year ended September 30, 1995.

     From October 1, 1994 to July 18, 1995, the fees which the
Trust accrued or paid the former Adviser were $366,654. From July 19, 1995 to September 30, 1995, the fees which the Trust accrued or paid to the Adviser were $99,642, of which $48,089 was voluntarily waived. During the year ended September 30, 1995, the fees which the Trust accrued or paid the Administrator were $425,585, of which $21,561 was voluntarily waived.Under a Distribution
Agreement, Aquila Distributors, Inc. serves as the exclusive distributor of the Trusts shares. No compensation or fees are paid by the Trust to Aquila Distributors, Inc. for such share distribution.

NOTE C - DISTRIBUTIONS:

     The Trust declares dividends daily from net investment income and makes payments monthly in additional shares at the net asset value per share or in cash, at the shareholders option.

                              CHURCHILL CASH RESERVES TRUST
                                   FINANCIAL HIGHLIGHTS

For a share outstanding throughout each year



Year ended September 30,1995

                                1995     1994       1993     1992      1991

Net Asset Value,
Beginning of
year                         $1.0000    $1.0000   $1.0000   $1.0000  $1.0000

Income from Investment
Operations:
  Net investment income       0.0526     0.0319    0.0265    0.0380    0.0636
  Net gain (loss) on
    securities (both realized
    and unrealized)               -        -         -       0.0005       -
  Total from Investment
  Operations                  0.0526     0.0319    0.0265    0.0385    0.0636

Less Distributions:
     Dividends from net
       investment income     (0.0526)   (0.0319)  (0.0265)  (0.0380)  (0.0636)
     Distributions from
       capital gains            -           -         -     (0.0005)     -
     Total Distributions     (0.0526)   (0.0319)  (0.0265)  (0.0385)  (0.0636)

Net Asset Value, End of
  year                       $1.0000     $1.0000  $1.0000    $1.0000  $1.0000

Total Return                   5.39%       3.24%    2.68%      3.87%    6.54%

Ratios/Supplemental Data
  Net Assets, End of Year
    (in thousands)          $146,130     $187,626 $187,274  $139,633 $222,362
  Ratio of Expenses to
    Average Net Assets         0.58%        0.60%    0.60%     0.65%    0.60%
  Ratio of Net Investment
    Income to Average
    Net Assets                 5.24%        3.17%    2.65%     3.90%    6.36%




For the year ended September 30, 1995, net investment income per share and the ratios of income and expenses to average net assets without the Advisers and Administrators voluntary waiver of fees would have been:


  Net investment income    $0.0522
  Ratio of Expenses to
    Average Net Asset        0.62%
  Ratio of Net Investment
    Income to Average
    Net Assets               5.20%

NOTE: Effective July 19, 1995, Banc One Investment Advisors
Corporation became the Trusts Investment Adviser replacing PNC
Bank, Kentucky, Inc.

                   See accompanying notes to financial statements.